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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549

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                                  FORM 8-K

                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) APRIL 5, 2004

                       APPLIED DIGITAL SOLUTIONS, INC.
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           (Exact name of registrant as specified in its charter)


            Missouri                   000-26020              43-1641533
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 (State or other jurisdiction         (Commission          (IRS Employer
     of incorporation)                File Number)       Identification No.)

        400 Royal Palm Way, Suite 410, Palm Beach, Florida       33480
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             (Address of principal executive offices)          (Zip Code)

      Registrant's telephone number, including area code:   561-805-8000





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ITEM 5.  OTHER EVENTS

         On September 10, 2003, Applied Digital Solutions, Inc. (the "Company") held a special meeting of its shareholders whereat they approved the granting of discretionary authority to the Company's Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for-25, or to determine not to proceed with a reverse stock split. On March 12, 2004, the Company's Board of Directors authorized a 1-for-10 reverse stock split, and effective as of the beginning of trading today, April 5, 2004, each ten shares of the Company's common stock has been converted into one share of the Company's common stock. As a result, the number of outstanding shares of the Company's common stock has been reduced to approximately 50.5 million. In addition, the par value of the Company's common stock has increased from $0.001 to $0.01 per share. In conjunction with the reverse stock split, the Company's Board of Directors has authorized a reduction in the number of authorized shares of the Company's common stock from 560.0 million to 125.0 million.

         The Company's Board of Directors expects that the reverse stock split will address the issue of compliance with the Nasdaq SmallCap Market's minimum bid price requirement, as well as aid in positioning the Company to achieve its goal of attracting institutional and other long-term investors.

         A "D" will be appended to the Company's stock symbol for 20 trading days beginning April 5, 2004, so that the trading community is aware of the reverse stock split. After 20 trading days, the "D" will be removed from the Company's stock symbol, "ADSX."





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                                 SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                              APPLIED DIGITAL SOLUTIONS, INC.
                              (REGISTRANT)


DATE:  APRIL 5, 2004      BY: /S/ EVAN C. MCKEOWN
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                              EVAN C. MCKEOWN
                              SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER






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